Exhibit 3.2

CERTIFICATE OF AMENDMENT TO
CERTIFICATE OF LIMITED PARTNERSHIP OF
BREITBURN ENERGY PARTNERS L.P.

Pursuant to Section 17-202 of the Delaware Revised Uniform Limited Partnership Act, as amended, it is hereby certified that:

1.The name of the limited partnership (the “Partnership”) is BreitBurn Energy Partners L.P.

2.The Certificate of Formation of the Partnership is hereby amended by deleting paragraph 1 and inserting in lieu thereof a new paragraph 1 to read as follows:

1.	Name. The name of the limited partnership is Breitburn Energy Partners LP.

INWITNESS WHEREOF, the undersigned has executed this Certificate of Amendment to the Certificate of Formation on this 3rd day of July, 2014.

By: BREITBURN GP LLC
By: /s/ Roberta E. Kass
Roberta E. Kass
Corporate Secretary